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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

EDITORIAL CONTACTS:                         INVESTOR RELATIONS CONTACT:

Kellie DiNaro                               Rosie Sundell
Gadzoox Networks                            Gadzoox Networks
408-361-6229                                408-360-6011
kdinaro@gadzoox.com                         rsundell@gadzoox.com

Elisabeth Monaghan
The Hoffman Agency
720-904-3790
emonaghan@hoffman.com


               GADZOOX NETWORKS HOLDS ANNUAL SHAREHOLDERS MEETING

SAN JOSE, CALIF.--(PR NEWSWIRE)--Oct. 27, 2000--Gadzoox Networks, Inc. (Nasdaq:ZOOX) a provider of intelligent storage area network (SAN) products, held its annual Meeting of Stockholders in San Jose, California today.

At the meeting, Michael Parides, Gadzoox Networks President and CEO, reviewed results of the second quarter of fiscal 2001, including previously announced strategic partnerships and the hiring of new executive management. Parides also confirmed guidance of 25% quarter over quarter revenue growth, beginning in the fourth quarter of fiscal 2001, as discussed during the Company's earnings conference call on October 23, 2000.

The meeting of Stockholders included the re-election of Michael Parides to the Company's Board of Directors and the appointment of Arthur Anderson LLP as independent auditors of the Company for fiscal year ending March 31, 2001. Peter Morris, a former Gadzoox Networks board member, declined to stand for re-election due to other professional obligations.

"The Board of Directors is committed to the success of Gadzoox Networks," said Milton Chang, Chairman of New Focus, Inc., and a Gadzoox Networks Board member. "The SAN market continues to grow rapidly, with amazing potential in the future. Gadzoox Networks' technology, products, and long-term strategy are positioning the Company for success."

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ABOUT GADZOOX NETWORKS

Gadzoox Networks, Inc. (NASDAQ: ZOOX) provides networking solutions for enterprise storage with scalable, managed SAN solutions based on Gadzoox Networks' Fibre Channel switches, routers, storage pooling, hubs and management products. Serving as modular building blocks, Gadzoox Networks' products are designed to address the growth in enterprise data through the evolving capabilities of SANs. Gadzoox Networks is an ISO 9001 certified company. Gadzoox Networks corporate headquarters is located at 5850 Hellyer Ave., San Jose, Calif., 95138. For more information, visit the company's web site at www.gadzoox.com or call 888.423.3222.

The statements in this news release relating to future events or predictions such as those relating to the development of the SAN market and the Company's future revenue growth, involve known and unknown risks and uncertainties which may cause Gadzoox' actual results in future periods to be materially different from any performance suggested in this release. Such factors include, but may not necessarily be limited to, fluctuations in customer demand, both in timing and in volume, the fact that the SAN market is new and evolving, the Company's dependence on a limited number of products, a significant portion of which are sold to a limited number of partners including OEM and distribution channel partners, the ability or willingness of our partners to sell our products, market acceptance of new products, in particular the Capellix line of products, and the timing of such acceptance, the Company's dependence on its contract manufacturer, competition in the Company's industry and the timing of new technology. In the context of forward looking information provided in this news release, reference is made to the discussion of risk factors detailed in the Company's Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2000, as well as subsequent filings. Gadzoox undertakes no obligations to publicly release the results of any revisions to these forward-looking statements.